STARWOOD LODGING TRUST AND STARWOOD LODGING CORPORATION
UNAUDITED COMBINED COMPUTATION OF EARNINGS PER SHARE
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

EXHIBIT 11
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
                                         Three months ended         Six months ended
                                              June 30,                   June 30,
                                         ------------------         ----------------
                                          1997        1996            1997      1996
                                          ----        ----            ----      ----
Income before extraordinary item.......   $18,135    $ 8,521         $26,009   $12,611
Extraordinary item.....................        --      1,077              --     1,077
                                          -------    -------         -------   -------
Net income............................    $18,135    $ 9,598         $26,009   $13,688
                                          =======    =======        ========   =======
Weighted average number of paired
 shares outstanding during the period..    45,537     23,335          43,719    22,016
  Stock option equivalents.............     1,835         --           1,945        --
  Restricted stock equivalents.........       391         --             398        --
  Deferred stock equivalents...........         1         --               1        --
                                          -------    -------         -------   -------
Paired shares used for computation of
 primary earnings per share............    47,764     23,335          46,063    22,016

  Additional dilution from stock option
   equivalents.........................       321         --             208        --
                                          -------    -------         -------   -------
Paired shares used for computation of
 fully diluted earnings per share......    48,085     23,335          46,271    22,016
                                          =======    =======         =======   =======

PRIMARY EARNINGS PER PAIRED SHARE
 Income before extraordinary item......   $  0.38    $  0.36         $  0.56  $   0.57
 Extraordinary item....................        --       0.05              --      0.05
                                          -------    -------         -------   -------
 Net income per share..................   $  0.38    $  0.41         $  0.56  $   0.62
                                          =======    =======         =======   =======
FULLY DILUTED EARNINGS PER PAIRED SHARE
 Income before extraordinary item......   $  0.38    $  0.36         $  0.56   $  0.57
 Extraordinary item....................        --       0.05              --      0.05
                                          -------    -------         -------   -------
 Net income per share..................   $  0.38    $  0.41         $  0.56   $  0.62
                                          =======    =======         =======   =======
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